Exhibit 10.49

Infrastructure and Energy Alternatives, Inc. 6325 Digital Way Suite 460 Indianapolis, IN 46278 Tel (800) 688 3775 Tel (317) 210 9550 www.iea.net

February 13, 2019

Mr. Derek Glanvill

10088 Carters Manor Drive

Ladue, MO  63124

Re:                             Appointment as Vice Chairman of the Board of Directors of Infrastructure and Energy Alternatives, Inc. (the “Company”)

Dear Mr. Glanvill:

This letter agreement (this “Agreement”) confirms your appointment by the Company’s Board of Directors as Vice Chairman of the Board of Directors commencing as of the date of this Agreement on the following terms:

1.              Role and Authority.  You will report directly to the Board of Directors as a representative of the Board of Directors, and not as an employee or officer of the Company. You will be asked to provide guidance and oversight to the senior management team for all aspects of the management of the Company, but you will not engage in any policy-making functions, which will remain the authority of the senior management team. You will also serve as the primary liaison of the Company and its management team to the Board of Directors and its Chairman.  The Company’s Board of Directors shall use you as the first line of communication with the Company in order to avoid confusion in communication lines and minimize distraction for the Company’s management team.

2.              Term and Termination. You will serve as Vice Chairman for the calendar year 2019 with your term ending on December 31, 2019, subject to renewal upon mutual agreement between you and the Company.   Either you or the Company may terminate this Agreement upon thirty (30) days prior written notice.

3.              Compensation.  You will be paid an annual fee of $450,000 payable on a semi-monthly basis with effect as of January 1, 2019.  In addition, you will continue to serve as a director of the Company, with the same board committee assignments as are currently held by you, and at the same compensation as is currently paid to you as a director.

4.              Indemnity:  The Company hereby confirms that all work you perform as Vice Chairman is an extension of your duties as a director of the Company and will be covered under your existing indemnity arrangements with the Company as a director.

For purposes of your service as Vice Chairman, you will be considered an independent contractor of the Company. You agree to pay all federal, state and local taxes applicable to any compensation paid to you pursuant to this Agreement.

Please sign where indicated below to confirm your acceptance of this Agreement.

Very truly yours,

Infrastructure and Energy Alternatives, Inc.

		By:	/s/ John P. Roehm
Name: John P. Roehm
Title: Chief Executive Officer

AGREED AND ACCEPTED THIS 13TH DAY OF FEBRUARY 2019.

By:	/s/ Derek Glanvill
Name: Derek Glanvill